As filed with the Securities and Exchange Commission on June 9, 2006.
                                                     Registration No. 333-116048
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         Post-Effective Amendment No. 3
                                       To
                                    Form S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Crimson Exploration Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                      1311                   20-3037840
 (State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
  incorporation or organization)        Industrial           Identification No.)
                                    Classification Code
                                          Number)

                                                       E. Joseph Grady
                                               Senior Vice President and Chief
                                                   Financial Officer
       Crimson Exploration Inc.            480 N. Sam Houston Parkway, Suite 300
480 N. Sam Houston Parkway, Suite 300               Houston, Texas 77060
         Houston, Texas 77060                     Telephone: (281) 820-1919
 (Address, including zip code, and telephone      (Name, address, including
   number, including zip code, and telephone      number, including area code,
   area code, of registrant's principal             of agent for service)
    executive offices)

                                   Copies To:
                                  Julien Smythe
                       Akin Gump Strauss Hauer & Feld LLP
                        1111 Louisiana Street, 44th Floor
                              Houston, Texas 77002
                            Telephone: (713) 220-5800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as selling shareholders may decide.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                    Subject to Completion, Dated June 9, 2006
                               P R O S P E C T U S

                            CRIMSON EXPLORATION INC.


                                   16,548,837
                 Shares of Crimson Exploration Inc. Common Stock
                                 (the "Shares")




         This prospectus relates to the resale of up to 16,548,837 Shares issued or issuable to certain selling shareholders assuming the exercise of warrants or conversion of certain preferred stock by those shareholders. This offering is not being underwritten. The selling shareholders have advised us that they will sell the shares from time to time in the open market, in privately negotiated transactions or a combination of these methods at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of their selling commission, brokerage fees and related expenses. We will not receive proceeds from the sale of shares by our shareholders, although we will receive proceeds from the exercise of our warrants, if and when they are exercised.

         Our common stock is traded over-the-counter under the symbol "CXPI". On May 31, 2006 the average of the high and low bid and asked prices of our common stock as traded over-the-counter was $ 0.85 per share.

                              -------------------

         Investing in our stock involves a high degree of risk. Please see "Risk Factors" on page 4 for a discussion of certain factors that you should consider before investing.

                              -------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                      The date of this prospectus is , 2006

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................................................1

WHERE YOU CAN FIND ADDITIONAL INFORMATION.........................................................................3

RISK FACTORS......................................................................................................4

CAPITALIZATION....................................................................................................5

DIVIDEND POLICY...................................................................................................6

FORWARD-LOOKING STATEMENTS........................................................................................7

MARKET PRICE OF COMMON STOCK......................................................................................8

USE OF PROCEEDS...................................................................................................8

SELLING SHAREHOLDERS..............................................................................................9

PLAN OF DISTRIBUTION.............................................................................................14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................16

DESCRIPTION OF SECURITIES........................................................................................18

INCORPORATION OF DOCUMENTS BY REFERENCE..........................................................................22

LEGAL MATTERS....................................................................................................23

EXPERTS..........................................................................................................23

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. The following summary does not contain all of the information that may be important. You should read the detailed information appearing elsewhere in this prospectus before making an investment decision. Certain terms that we use in our industry are italicized and defined in the "Glossary of Industry Terms and Abbreviations". Unless otherwise indicated, all references to "Crimson Exploration", the "Company", "we", "us" and "our" refer to Crimson Exploration Inc., its predecessor GulfWest Energy Inc. and our subsidiaries.

Our Business

         We are primarily engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore producing regions of the United States. Our focus is on increasing production from our existing properties through further exploitation, development and exploration, and on acquiring additional interests in undeveloped and underdeveloped crude oil and natural gas properties.

         Since we made our first significant acquisition in 1993, we have substantially increased our ownership in producing properties and our crude oil and natural gas reserves through a combination of acquisitions and the further exploitation and development of our properties. At December 31, 2005, our part of the estimated proved reserves these properties contained was approximately
2.7 million barrels (MBbl) of oil and 24.7 billion cubic feet (Bcf) of natural gas with an estimated Net Present Value discounted at 10% (PV-10) of $171.6 million. At present, all of our properties are located on land in Texas, Colorado, Louisiana and Mississippi, except for the property in the shallow inland boundaries of Grand Lake, Louisiana. In the future, we plan to expand by acquiring additional properties in those areas, and in similar properties located in other producing regions of the United States, including the shallow waters of the Gulf of Mexico.

         Our operations are considered to fall within a single industry segment, which is the acquisition, development, production and servicing of crude oil and natural gas properties.

Our Company

         We were formed as a corporation under the laws of the State of Utah in 1987 as Gallup Acquisitions, Inc., and subsequently changed our name to First Preference Fund, Inc. in 1992. We became a Texas corporation by a merger effected in July 1992, in which our name became GulfWest Oil Company. On May 21, 2001, we changed our name to GulfWest Energy Inc. On June 29, 2005 we became a Delaware corporation by merger in which our name became Crimson Exploration Inc. Our common stock is traded over-the-counter (OTC) under the symbol "CXPI".

         Our principal office is located at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060 and our telephone number is (281) 820-1919.

Recent Transactions

         Core Merger

         On March 22, 2006 we purchased a 100% working interest (75% net revenue interest) in leases on approximately 22,000 undeveloped acres in Culberson County, Texas. The acreage, believed to contain producible reserves in the Barnett Shale and Atoka formations, was acquired through our acquisition, by merger, of Core Natural Resources, Inc. ("Core"), a privately-held entity that was incorporated solely to hold the leases being acquired by us. Pursuant to the merger agreement, each issued and outstanding share of common stock of Core was converted into the right to receive (i) 5.39270725 shares of our common stock and (ii) cash in an amount determined by dividing $706,123.25 by 600,000. Pursuant to the merger agreement, we paid off $2,045,258 of Core indebtedness at the closing of the merger. The cash paid at closing was funded from cash on hand and temporary borrowings under our credit facility. We issued 3,235,624 shares of our common stock as the stock consideration. We also issued an additional 462,231 shares of common stock to a Core shareholder as consideration for the assignment of a 2% overriding royalty interest owned by that shareholder in the oil and gas leases of Core (giving us a total 77% net revenue interest). All stock issued in conjunction with these transactions is restricted stock subject to resale limitations under Rule 144 of the Securities Act of 1933. Core stockholders were also granted certain limited piggyback registration rights.

Securities Being Offered

         This prospectus covers the resale of an aggregate of 16,548,837 shares our common stock acquired or to be acquired upon conversion or exchange of our Series D, E, F and H Preferred Stock or the Series A Preferred Stock and upon exercise of certain warrants we have issued.

         As of May 31, 2006, there were 103,250 shares of preferred stock issued and outstanding in four series, including 8,000 shares of Series D Preferred Stock, 9,000 shares of Series E Preferred Stock, 81,000 shares of Series G Preferred Stock and 5,250 shares of Series H Preferred Stock (collectively, "Preferred Stock"). All the shares of our predecessor's Series F Preferred Stock have elected to convert into 1,000,000 shares of common stock offered by this prospectus. Shares issuable upon conversion of the Series G Preferred Stock are not covered by this prospectus. The 8,000 shares of Series D Preferred Stock are held by a former director, as are the 9,000 shares of Series E Preferred Stock. The 81,000 shares of Series G Preferred Stock are held by OCM GW Holdings and a limited number of transferees, including an officer, and the 5,250 shares of Series H Preferred Stock are held by OCM GW Holdings, a former director and nine other investors. The shares of common stock issuable upon conversion of the Series H Preferred Stock held by OCM GW Holdings, LLC are not covered by this prospectus. On a fully converted basis, the 8,000 shares of Series D Preferred Stock would convert to 500,000 shares of common stock. On a fully converted basis, the 9,000 shares of Series E Preferred Stock would convert to 2,250,000 shares of common stock, or approximately 2.65 million shares of common stock including accrued dividends on the Series E Preferred Stock to the nearest dividend payment date. On a fully converted basis, the 5,250 shares of Series H Preferred Stock outstanding would convert to 7,500,000 shares of common stock. Currently, approximately 7.8 million shares of common stock to be offered by this prospectus have been issued upon conversion or exchange of preferred stock.

         Since 1996 we have occasionally issued warrants to employees, consultants and directors as additional compensation. The warrants currently outstanding and included in this prospectus have an exercise price of $0.75 per share and entitle the warrant holders to purchase up to 840,000 shares of common stock. The warrants exercisable for common stock offered by this prospectus contain certain anti-dilution provisions and have expiration dates from August 16, 2006 to December 1, 2006.

         Additionally, warrants are occasionally issued to lenders on loans to us as additional consideration for entering into the loans or guaranties. The one such remaining warrant offered hereby has an exercise price of $.75 per share and entitles the warrant holder to purchase up to 50,000 shares of common stock and is in addition to the warrants exercised for 2,035,621 shares of common stock issued to our former lenders. The warrant contains certain anti-dilution provisions and has an expiration date of August 16, 2006.

         As of May 31, 2006 warrants exercisable for 1,075,000 shares of common stock initially covered by this prospectus have expired. This prospectus does not cover shares of common stock underlying warrants issued after July 15, 2004.

Summary of the Offering

         This prospectus relates to the resale of an aggregate of up to 16,548,837 shares of our common stock (the "Shares") issuable or issued to certain selling shareholders, assuming the conversion and exchange of the preferred stock described above, to the extent not already converted or exchanged, and the exercise of the warrants described above. The selling shareholders may offer to sell the Shares at fixed prices, at prevailing market prices at the time of sale, or at varying negotiated prices. We will not receive any proceeds from the resale of Shares by the holders thereof.

         As of May 31, 2006 the total number of shares of our common stock outstanding was 33,103,832, inclusive of shares of common stock underlying shares of preferred stock that have converted or whose holders have elected to convert to common stock, or whose shares were automatically exchanged into common stock, prior to the date of this prospectus, but otherwise not including the shares reserved for issuance upon the conversion and exchange of the preferred stock and the exercise of the warrants described above.

         On May 31, 2006, the average of the high and low bid and asked prices of our common stock as traded over-the-counter was $0.85 per share.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-1, as amended, under the Securities Act with the Securities and Exchange Commission with respect to the shares offered hereby. This prospectus is filed as a part of the registration statement. It does not contain all of the information included in the registration statement and exhibits and we refer you to such omitted information. Statements made in this registration statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. We refer you to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by this reference.

         In addition, we file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission.

         You may read and copy our registration statement on Form S-1, the exhibits thereto, any reports, statements and other information we file at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings with Securities and Exchange Commission are also available on the Securities and Exchange Commission's Internet site, which is http://www.sec.gov.

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate herein by reference before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the risks and uncertainties described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, under the heading "Risk Factors," which information is incorporated herein by reference. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2006 and as adjusted to give effect to the issuance of the shares offered by this prospectus listed under "Summary - Securities Being Offered", assuming conversion of all the preferred stock described in this prospectus and exercise of all of the outstanding warrants. You should read this table in conjunction with our financial statements, "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in our Annual Report on Form 10-K for the year ended December 31, 2005.

                                                                    Proforma
                                                                  Adjustments            Post
                                                 Actual             Assuming        Balance Sheet          Proforma
                                             March 31, 2006      Conversion (1)    Adjustments (2)      March 31, 2006
                                            -----------------   -----------------  -----------------   -----------------

Cash                                        $        274,516    $              -   $              -    $        274,516
                                            =================   =================  =================   =================

Working capital, including cash             $     (1,981,278)                  -              4,500    $     (1,976,778)
Total long-term debt, net of current
   portion                                         2,100,158                   -                  -           2,100,158
                                            -----------------   -----------------  -----------------   -----------------

Total working capital and long-term debt    $        118,880    $              -   $          4,500    $        123,380
                                            =================   =================  =================   =================

Shareholders' equity
  Series D Preferred Stock, $.01 par
     value, $500
  liquidation value, 8,000 shares
     outstanding                            $             80    $            (80)  $                   $              -
  Series E Preferred Stock, $.01 par
     value, $500
  liquidation value, 9,000 shares
     outstanding                                          90                 (90)                                     -
  Series G Preferred Stock, $.01 par
     value, $500
  liquidation value, 81,000 shares
     outstanding                                         810                (810)                                     -
  Series H Preferred Stock, $.01 par
     value, $500
  liquidation value, 5,250 shares
     outstanding                                          53                 (53)                                     -
  Class A Common Stock, $.001 par value,
  33,041,332 shares outstanding actual
  88,353,832 as adjusted                              33,041              55,250                 63              88,354
  Additional paid-in equity                       76,383,684             (54,217)            44,862          76,374,329
  Accumulated deficit                            (18,743,479)                  -            (40,425)        (18,783,904)
                                            -----------------   -----------------  -----------------   -----------------

  Total shareholders' equity                $     57,674,279    $              -   $          4,500    $     57,678,779
                                            =================   =================  =================   =================

------------
(1) Adjustments to the March 31, 2006 balance sheet assuming that all convertible securities registered under this S-1 Registration Statement were converted to common stock on March 31, 2006.
(2) Adjustments to the March 31, 2006 balance sheet reflecting the issuance of common stock after the March 31, 2006 balance sheet date.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. Our senior secured revolving credit facility and the terms of our preferred stock restrict the payment of dividends. We currently intend to retain all available funds and any future earnings for use in the operation of our business and to fund future growth. We do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

         We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). The forward-looking information may be found throughout this prospectus and in the material incorporated by reference into this prospectus. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results and trends.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THE DATE OF ANY SALE OF OUR COMMON STOCK.

                          MARKET PRICE OF COMMON STOCK

         Our common stock, par value $0.001 per share, is traded over-the-counter (OTC) under the symbol "CXPI". Fidelity Transfer Company, 1800 South West Temple, Suite 301, Box 53, Salt Lake City, Utah 84115, (801) 484-7222, is the transfer agent for the common stock. The high and low trading prices for the common stock for each quarter in 2006, 2005 and 2004 are set forth below. The trading prices represent prices between dealers, without retail mark-ups, mark-downs, or commissions, and may not necessarily represent actual transactions.

                                                                     High              Low
                                                                     ----              ---
                  2006
                  ----
                  First Quarter                                      $ .97            $ .63
                  Second Quarter (to May 31 2006 )                     .87              .75

                  2005
                  ----
                  First Quarter                                      $1.49            $ .79
                  Second Quarter                                      1.21              .84
                  Third Quarter                                       1.39              .84
                  Fourth Quarter                                      1.11              .85

                  2004
                  ----
                  First Quarter                                       $.56             $.32
                  Second Quarter                                       .56              .33
                  Third Quarter                                        .85              .45
                  Fourth Quarter                                       .94              .66

         The common stock is held by approximately 251 record owners.

                                 USE OF PROCEEDS

         There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of shares of common stock upon the exercise of any warrants. Any proceeds received upon exercise of warrants will be used for general working capital purposes.

                              SELLING SHAREHOLDERS

         The selling shareholders may offer and sell, from time to time, any or all of the Shares. Because the selling shareholders may offer all or only some portion of the 16,548,837 Shares, no estimate can be given as to the amount or percentage of these Shares that will be held by the selling shareholders upon termination of the offering.

         The following table sets forth the name and relationship with us, if any, of certain of the selling shareholders and (i) the maximum number of shares of common stock which may be offered for the account of the selling shareholders under this prospectus, (ii) the amount and percentage of common stock that would be owned by the selling shareholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder and (iii) the number of shares of common stock beneficially owned by the selling shareholders as of the date of this prospectus. Except as otherwise noted below, the selling shareholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options, warrants and preferred stock held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date of this prospectus. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

----------------------------------------------------------- -------------- ------------------- ---------------------
Name and Address of                                         Total Shares     Amount and % of       Total Shares
Selling Security Holder                                     Registered           Ownership            Owned(1)
----------------------------------------------------------- -------------- ------------------- ---------------------
 Drawbridge Special Opportunities Fund, L.P (2)               1,009,112          14,550              1,023,662
 1251 Avenue of the Americas
 16th Floor                                                                         *
 New York, NY 10020
----------------------------------------------------------- -------------- ------------------- ---------------------
 D.B. Zwirn Special Opportunities Fund, L.P. (2)              1,009,112          14,550              1,023,662
 745 5th Avenue
 18th Floor
 New York, NY 10151
                                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Petro Capital Advisors(3)                                      765,372             0                  765,372
 3838 Oak Lawn Ave., Suite 1775
 Dallas, TX  75201                                                                  *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Petro Capital Holdings LLC                                     300,000             0                  300,000
 c/o  Jefferies & Co. Inc.
 Harborside Financial Center                                                        *
 705 Plaza 3
 P.O. Box 469
 Jersey City, NJ
----------------------------------------------------------- -------------- ------------------- ---------------------


----------------------------------------------------------- -------------- ------------------- ---------------------
Name and Address of                                         Total Shares     Amount and % of       Total Shares
Selling Security Holder                                     Registered           Ownership            Owned(1)
----------------------------------------------------------- -------------- ------------------- ---------------------

 Virgil Waggoner(4)                                           6,535,715       9,391,829             15,927,544
 6605 Cypresswood Drive, Suite 250
 Spring, TX 77379                                                                 23.03%
----------------------------------------------------------- -------------- ------------------- ---------------------
 Patrick Parker                                                 597,143          45,000                642,143
 Scarbrough Building, 6th and Congress,
 101 W. 6th St. Suite 610                                                            *
 Austin, TX  78701
----------------------------------------------------------- -------------- ------------------- ---------------------
 Douglas Moreland                                             1,123,001          80,777              1,203,778
 1655 East Layton Drive
 Englewood, CO  80100
                                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Stanley Chason                                                  71,428             0                   71,428
 6711 North Ocean Blvd.
 Ocean Ridge, FL 33435
                                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
 XMen, LLC                                                    1,263,386          90,000              1,353,386
 520 Lake Cook Road, Suite105
 Deerfield, IL  60015
                                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Bruce Goldstein                                                 77,143           3,000                 80,143
 1934 Deercrest Lane
 Northbrook, IL  60062
                                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Barry S. Cohn Revocable Trust                                  214,286          11,250                225,536
 2505 Astor Court
 Glenview, IL  60025
                                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Bargus Partnership                                             139,858           9,623                149,481
 (Gus Schultes)664 South Evergreen Ave
 Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
 Schultes Family Partnership LP                                 139,858           9,623                149,481
 (Ed Schultes)
 664 South Evergreen Ave                                                             *
 Woodbury Heights, NJ  08097

----------------------------------------------------------- -------------- ------------------- ---------------------


----------------------------------------------------------- -------------- ------------------- ---------------------
Name and Address of                                         Total Shares     Amount and % of       Total Shares
Selling Security Holder                                     Registered           Ownership            Owned(1)
----------------------------------------------------------- -------------- ------------------- ---------------------

Richard Schultes                                                139,858           9,623                149,481
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
4-Sibs, LLC                                                     139,856           9,623                149,479
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
William Jefferys                                                 21,285           1,924                 23,209
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
John T. O'Brien and Linda O'Brian                                28,570           1,924                 30,494
(JTWROS)
664 South Evergreen Ave                                                             *
Woodbury Heights, NJ  08097
----------------------------------------------------------- -------------- ------------------- ---------------------
Robert Collison                                                  28,570           1,924                 30,494
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
David Hartman                                                    28,570           1,924                 30,494
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
Jeffrey DeMatte                                                  19,570           1,924                 21,494
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                                         *
----------------------------------------------------------- -------------- ------------------- ---------------------
Edwin J. Hagerty                                                371,429          19,500                390,929
13355 Noel Road, Suite 1400
Dallas, TX  75248                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------
Star-Tex Trading Company                                        285,715           8,000                293,715
16300 Addison Rd., Suite 300
Addison, TX 75001                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------
ST Advisory Corp./John E. Loehr(5)                              470,000          84,838                554,838
16300 Addison Rd., Suite 300
Addison, TX 75001                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------
Thomas R, Kaetzer(6,)                                          200,000          428,852                628,852
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                                 1.51%
----------------------------------------------------------- -------------- ------------------- ---------------------


----------------------------------------------------------- -------------- ------------------- ---------------------
Name and Address of                                         Total Shares     Amount and % of       Total Shares
Selling Security Holder                                     Registered           Ownership            Owned(1)
----------------------------------------------------------- -------------- ------------------- ---------------------

Jim C. Bigham(7)                                                100,000         160,985                260,985
1051 Hatchell Lane
Denham Spring, LA. 70726                                                            *
----------------------------------------------------------- -------------- ------------------- ---------------------
Marshall A. Smith III(8)                                        270,000         630,103                900,103
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                                  1.54%
----------------------------------------------------------- -------------- ------------------- ---------------------
Intermarket Management LLC(9)                                   500,000             0                  500,000
271 Grove Ave., Suite C-3
Verona, NJ 07044                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
Star Investments , LTD                                           50,000          39,500                 89,500
3421 Causeway Blvd., Suite 103
Metairie, LA 70002                                                                  *
----------------------------------------------------------- -------------- ------------------- ---------------------
J. T. Thompson                                                   40,000          10,000                 50,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------
Ron Zimmerman                                                    60,000             0                   60,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------
Steven M. Morris                                                500,000             0                  500,000
P.O. Box 941828
Houston, TX 77094                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------
John Kruljac                                                     20,000             0                   20,000
8873 E. Bayou Gulch Road
Parker, CO 80134                                                                    *
----------------------------------------------------------- -------------- ------------------- ---------------------
USGT Investors                                                   30,000             0                   30,000
1845 Woodall Rodgers, Suite 1700
Dallas, TX  75201                                                                   *
----------------------------------------------------------- -------------- ------------------- ---------------------


---------------------------------------

*    1% or less
1    Includes shares registered hereunder.
2    The selling shareholder is a former lender.
3    The selling shareholder is a former investment advisor.
4    Mr. Waggoner is a former director of the Company.

5 Mr. Loehr is a former director and officer of the Company. Reflects 270,000 shares issuable to Mr. Loehr pursuant to immediately exercisable warrants and 200,000 shares issued upon exchange of preferred stock held by ST Advisory Corp. ST Advisory Corp. is owned by John E. Loehr.
6    Mr. Kaetzer is Senior Vice President of Operations of the Company.
7    Mr. Bigham is a former Vice President and Secretary of the Company.
8    Mr. Smith was a director of the Company.
9 Mr. M. Scott Manolis was one of our directors. Mr. Manolis is an owner of Intermarket Management LLC.

                              PLAN OF DISTRIBUTION

         The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this prospectus may be sold by the selling shareholders using one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of the applicable exchange;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (e)  privately negotiated transactions;

         (f) market sales (both long and short to the extent permitted under the federal securities laws);

         (g) at the market to or through market makers or into an existing market for the shares;

         (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

         (i)  a combination of any aforementioned methods of sale.

         The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

         In effecting sales, brokers and dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder if such broker-dealer is unable to sell the shares on behalf of the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

         A selling shareholder and any broker-dealers or agents that participate with that selling shareholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         To the extent required under the Securities Act of 1933, a prospectus supplement or, if appropriate, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers and, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

         We and the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

         All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholder, the purchasers participating in such transaction, or both. We have agreed to indemnify certain of the selling shareholders against liabilities, including liabilities under the Securities Act of 1933, relating to the registration of the shares offered by this prospectus.

         Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

         On February 28, 2005, OCM GW Holdings purchased 81,000 shares of Series G Preferred Stock and 2,000 shares of Series A Preferred Stock for $42 million. In addition, on May 17, 2005, we executed a promissory note for the benefit of OCM GW Holdings, in the principal amount of $1 million, payable on the earlier of July 17, 2005 and the day on which we are able to make draws under a credit facility under which greater than $1 million may be borrowed. Interest on the unpaid principal accrued at 4.59% per annum. We repaid the note in full on July 19, 2005 from borrowings under our new $100 million senior secured revolving credit facility. Skardon F. Baker, a director, is a vice president of and B. James Ford, also a director, is a managing director of Oaktree Capital Management, LLC, the ultimate parent of OCM GW Holdings.

         In connection with our April 2004 financing, J. Virgil Waggoner, a former director and beneficial owner of over 5% of our common stock, and Star-Tex Trading Co., an entity managed by John E. Loehr, an officer and a director at the time, purchased 3,000 shares and 200 shares, respectively, of Series A Preferred Stock at a price of $500 per share. The shares of common stock underlying such Series A and Series H Preferred Stock (which the Series A Preferred Stock was exchanged for) are included in this prospectus. On November 6, 2002, Mr. J. Virgil Waggoner, a director, provided us a loan in the initial amount of $1,200,000, which was subsequently increased to a total of $1,500,000, which was outstanding at February 28, 2005. We issued Mr. Waggoner a promissory note with interest at the prime rate (prime rate 4.0% at May 26, 2004), secured by common stock of our of wholly-owned subsidiary, DutchWest Oil Company. Mr. Waggoner also received warrants to purchase 625,000 shares of our common stock at an exercise price of $.75 per share. Those underlying shares are included in this prospectus. The note with accrued interest was paid off in connection with the February 2005 offering, for a total payment amount of $1,727,655.

         In December 2001, the Company and Summit Investment Group Texas L.L.C., entered into an agreement (the "Summit Agreement") relating to the development of oil and gas properties in several counties in Texas. On March 5, 2004, we entered into an Option Agreement for the Purchase of Oil and Gas Leases (the "Addison Agreement") with W. L. Addison Investments L.L.C., a private company owned by Mr. J. Virgil Waggoner and Mr. John E. Loehr, two of our former directors ("Addison"). Under the Addison Agreement, Addison agreed to pay Summit, on our behalf, the non-recouped and outstanding advanced funds under the agreement amounting to $1,200,000, thereby retiring the Summit Agreement except for certain surviving obligations with respect to areas of mutual interest and lease bank agreements expiring in 2008 and Summit retained the right to participate up to a 25% working interest in the drilling of any wells on the leases acquired by Addison. For consideration of such payment, Addison acquired certain oil and gas leases and wellbores from Summit but agreed to grant us a 180-day redemption option (which was extended by mutual consent on July 15, 2004) to purchase the same for $1,200,000, plus interest at the prime rate plus 2%. In substitution for an account payable to Summit, we granted Addison a promissory note for $600,000, with interest at the prime rate plus 2%. The Addison promissory note would be considered paid in full if we exercised the redemption option by paying the $1,200,000, plus interest. We exercised the redemption option and Addison received $1,275,353 at the closing of the February 2005 offering and waived its rights under the agreement to retain up to a 25% working interest under the leases.

         As part of the April 2004 refinancing, a former lender agreed to return all 2,000 shares of our Series F Preferred Stock held by it. Rather than receive the shares as treasury shares (which would have meant cancellation of the series) at our request the former lender transferred 400 of the shares to ST Advisory Corp., an entity owned by John E. Loehr, our former Chief Executive Officer and also a former director, 400 of the shares to a financial advisor to the Company, and 200 of the shares to Thomas R. Kaetzer, our President and a director at that time and 1,000 shares to Intermarket Management LLC, an entity partially owned by M. Scott Manolis, one of our directors at that time. These transfers were to compensate Mr. Kaetzer, the financial advisor and the entities controlled by Mr. Loehr and Mr. Manolis for service to the Company. The shares of common stock underlying such shares of Series F Preferred Stock are included in this prospectus.

         As part of the closing of the February 2005 offering, the investor and the Company agreed to pay certain legal, accounting and other due diligence costs and, also certain closing fees which totaled approximately $3.75 million. Of this certain related parties received the following fees: OCM GW Holdings, LLC $1,000,000; Intermarket Management LLC $500,000 (Mr. Manolis, one of our directors at the time, is an owner of Intermarket Management); Mr. Allan D. Keel $300,000 (which was used to invest in the subject offering). In January 2005, Allan D. Keel and another individual lent an aggregate of $200,000, $120,000 of which is attributable to Mr. Keel, to the Company, which was repaid in full out of the proceeds of the sale of the Series G Preferred Stock described above. Mr. Keel received warrants to purchase 30,000 shares of Common Stock at $0.01 share in connection with this transaction.

                            DESCRIPTION OF SECURITIES

General

         The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of incorporation and bylaws. This summary is qualified by reference to our certificate of incorporation, bylaws and the designations of our preferred stock, which have been previously filed as exhibits to our public filings with the Securities and Exchange Commission, and by the provisions of applicable law.

         We are authorized to issue 200 million shares of common stock, par value $.001 per share. As of May 31, 2006, there were 33,103,832 shares of our sole class of common stock issued and outstanding, and held by approximately 251 record owners. On an "as converted" basis, if all of the common stock underlying our various convertible and derivative securities, including warrants and granted employee stock options, outstanding at May 31, 2006 is issued by us, the number of our outstanding shares of common stock will increase to approximately
117.4 million shares.

         Our common stock is traded over-the-counter (OTC) under the symbol "CXPI". Fidelity Transfer Company, 1800 South West Temple, Suite 301, Box 53, Salt Lake City, Utah 84115, (801) 484-7222 is the transfer agent for the common stock.

Our Common Stock

         The holders of our common stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities (including preferential distribution and dividend rights of holders of preferred stock). The common stock does not have cumulative voting rights. The holders of the outstanding shares of the common stock, voting with the holders of the Series H Preferred Stock on an as converted basis, elect, by plurality vote, all of the directors not entitled to be elected by holders of the Series G Preferred Stock voting as a class, who are entitled to elect a majority of our Board of Directors.

         Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board out of funds legally available therefor. We have never paid cash dividends on the common stock and do not anticipate paying any cash dividends in the foreseeable future. As described below, the terms of our preferred stock may limit our ability to declare and pay dividends on the common stock.

Our Preferred Stock

         Our board of directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each such series.

         As of May 31, 2006, there were 103,250 shares of preferred stock, par value $0.01 per share, issued and outstanding in four series, including 8,000 shares of Series D Preferred Stock (the "Series D Preferred Stock"), 9,000 shares of Cumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock"), 81,000 shares of Series G Convertible Preferred Stock (the "Series G Preferred Stock") and 5,250 shares of Series H Preferred Stock (the "Series H Preferred Stock"; collectively, "Preferred Stock"). The 8,000 shares of Series D Preferred Stock are held by a former director, as are the 9,000 shares of Series E Preferred Stock. The 81,000 shares of Series G Preferred Stock are held by OCM GW Holdings, an officer, and 10 other investors. The 5,250 shares of Series H Preferred Stock are held by 11 parties including 3,000 shares by a former director and 2,000 shares by OCM GW Holdings. Our preferred stock is senior to our common stock regarding liquidation. All of our Series F Preferred Stock and GulfWest Oil & Gas Company's Series A Preferred Stock has either converted to or been exchanged for common stock or, in the case of the Series A Preferred Stock exchanged for Series H Preferred Stock.

         The Series D Preferred Stock does not have voting rights except as required by law, is not entitled to dividends, nor is it redeemable. However it is convertible to common stock at any time. None of the 8,000 outstanding shares of Series D Preferred Stock has been converted. On a fully converted basis, the 8,000 shares of Series D Preferred Stock would convert to 500,000 shares of common stock. The Series D Preferred Stock is of equal priority with the Series E Preferred Stock as to liquidation, and has a $500 per share liquidation value.

         The Series E Preferred Stock is entitled to receive cumulative dividends at the rate of 6% per year, expressed as a percentage of the stock's $500 liquidation value plus accrued and unpaid dividends, payable quarterly. Except as permitted in the certificate of designation for the Series E Preferred Stock, dividends may not be paid on the common stock or other junior stock unless dividends on the Series E Preferred Stock have been paid. Dividends on the Series E Preferred Stock will accrue but not be paid until March 31, 2009, at which time we will commence quarterly dividend payments. Deferred dividends on the Series E Preferred Stock may be paid to the extent the board of directors elects to do so or dividends on the Series G Preferred Stock are paid for a quarter. Accrued dividends on the Series E Preferred Stock may be converted to common stock at a conversion price of $0.90. Accrued and unpaid deferred dividends are to be paid on liquidation or, at our option, with the consent of the holders affected, at any time.

         The Series E Preferred Stock is redeemable in whole or in part at any time, at our option, at a price of $500 per share, plus all accrued and undeclared or unpaid dividends; except that, prior to our redemption, the holders of record shall be given a 60-day written notice of our intent to redeem and the opportunity to convert the Series E Preferred Stock to common stock. The conversion price for the Series E Preferred Stock is based on $2.00 per share of common stock. Upon a change of control, the Series E Preferred Stock is redeemable at the holder's election at the same redemption price, provided that holders may convert their shares to common stock prior to the redemption date. The Series E Preferred Stock automatically converts to common stock to the extent OCM GW Holdings and its affiliates convert their shares of Series G Preferred Stock. The consent of a majority of the Series E Preferred Stock is required to amend, alter, waive or repeal our charter or bylaws, if the result would adversely affect the Series E Preferred Stock, or to increase the number of directors above nine. None of the 9,000 outstanding shares of Series E Preferred Stock has been redeemed or converted. On a fully converted basis, the 9,000 shares of Series E Preferred Stock would convert to 2,250,000 shares of common stock, or approximately 2.6 million shares, including dividends accrued to the last dividend payment date.

         The Series G Preferred Stock ranks senior to all outstanding classes of capital stock. The Series G Preferred Stock provides for an 8% cumulative cash dividend, expressed as a percentage of the stock's $500 liquidation value plus accrued and unpaid dividends, which will accrue but not be paid until the dividend owing April 1, 2009 is required to be paid, at which time we will commence quarterly dividend payments. Deferred dividends may be paid to the extent the board of directors elects to do so. Accrued dividends on the Series G Preferred Stock may be converted to common stock at a conversion price of $0.90. Accrued and unpaid deferred dividends are to be paid on liquidation or, at our option, with the consent of the holders affected, at any time. The Series G Preferred Stock may be redeemed by us after February 28, 2009 if a share of the underlying common stock trades at a price greater than the $.90 (as adjusted) conversion price for 30 consecutive trading days, at a price per share of Series G Preferred Stock equal to $500 plus accrued and unpaid dividends. In addition, we may be required to redeem the Series G Preferred Stock upon a change of control or if requested by a majority of holders if we breach the document governing the Series G Preferred Stock or if OCM GW Holdings and it affiliates suffer more than $3 million in damages arising from our breaches of covenants, representations or warranties under the Series G Preferred Stock subscription agreement or Shareholders Rights Agreement between us and OCM GW Holdings, provided that holders may convert their shares to common stock prior to the redemption date. If a dividend, other than a common stock dividend, is declared on our common stock we will be required to declare a similar distribution with respect to shares of Series G Preferred Stock on an as-converted basis. The consent of a majority of the Series G Preferred Stock is required to pay a dividend or make a distribution on or make any other payment with respect to the capital stock of the company, except as permitted in the certificate of designation for the Series G Preferred Stock, or to effect a change in control. In addition, the consent of the majority of the Series G preferred Stock is required to issue senior stock or parity stock or to amend, modify or repeal the Series G certificate of designation or any other preferred stock certificate of designation, or the charter or bylaws if the result could reasonably be expected to adversely affect the Series G Preferred Stock. On a fully converted basis, the 81,000 shares of Series G Preferred Stock would convert to approximately 45 million shares of common stock, or approximately 49.0 million shares, including dividends accrued up to the last dividend payment date.

         The Series H Preferred Stock is convertible into common stock at a conversion price of $0.35 a share and ranks junior to the Series G Preferred Stock as to dividends and liquidation but senior to all other outstanding classes of preferred stock of the Company. Holders of the Series H Preferred Stock are entitled to cumulative quarterly dividends of 10 shares of common stock per share of Series H Preferred Stock, or 40 shares of common stock annually per share of Series H Preferred Stock. The Series H Preferred Stock may be redeemed by us if we elect to redeem the Series G Preferred Stock, at a price per share of $500, the amount each share is entitled to upon liquidation, provided that holders may convert their shares to common stock prior to the redemption date. The Series H Preferred Stock automatically converts to common stock to the extent OCM GW Holdings and its affiliates convert their Series G Preferred Stock. The consent of a majority of the Series H Preferred Stock is required to amend, modify or repeal the certificate of designation for the Series H Preferred Stock, or the charter if the result could reasonably be expected to adversely affect the Series H Preferred Stock. In addition, the consent of a majority of the Series H Preferred Stock is required to pay a dividend or make a distribution on or make any other payment with respect to our capital stock, except as permitted in the certificate of designation for the Series H Preferred Stock. On a fully converted basis, the 5,250 shares of Series H Preferred Stock would convert into approximately 7.5 million shares of common stock.

         Holders of both the Series G Preferred Stock and Series H Preferred Stock vote on an as-converted basis with the holders of the common stock. The Series G Preferred Stock, voting as a class, has the right to elect a majority of our board. The Series E Preferred Stock has the right to appoint one director in the event of two or more dividend defaults or our insolvency or similar events. The conversion rights of each series of preferred stock are subject to anti-dilution adjustments set forth in the certificate of designation for each series.

Outstanding Options and Warrants

         At May 31, 2006, we had outstanding warrants and options for the purchase of 24,927,000 shares of common stock at prices ranging from $.01 to $1.81 per share, including employee stock options to purchase 24,007,000 shares at prices ranging from $.45 to $1.81 per share. If we issue additional shares, the existing shareholders' percentage ownership of the Company may be further diluted.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaws Provisions

         Certificate of Incorporation and Bylaws. Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

         Our Certificate of Incorporation and Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

          o permit us to issue, without any further vote or action by the shareholders, additional shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions, of the shares of such series;

          o require special meetings of the shareholders to be called by the Chairman of the Board, the Chief Executive Officer, the President or by resolution of a majority of the Board;

          o require business at special meetings to be limited to the stated purpose or purposes of that meeting;

          o require that shareholder action to be taken at a meeting rather than by written consent, unless approved by our board of directors;

          o require that shareholders follow certain procedures, including advance notice procedures, to bring certain matters before an annual meeting or to nominate a director for election; and

          o    permit directors to fill vacancies in our Board of Directors.

         The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result form actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Limitation on Liability of Directors

                  Section 145 of the Delaware General Corporation Law permits us to indemnify directors, officers, employees or agents, or persons serving in such capacity at our request at another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, other than an action by or in the right of the company, to which such director, officer, employee or agent may be a party, provided such person shall have acted in good faith and shall have reasonably believed that his conduct was in or not opposed to our best interests and, in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the company against a director, officer, employee or agent, we have the power to indemnify such director, officer, employee or agent for actual and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such suit (a) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and (b) if found liable to us only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by us to directors, officers, employees or agents. The Delaware General Corporation Law provides for mandatory indemnification of directors and officers where such director or officer is successful on the merits in the types of proceedings discussed above.

         Our Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent authorized or permitted by applicable law. The right to indemnification is a contract right and includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition. Our Bylaws provide that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director in his capacity as a director or officer may be made only upon delivery to us of an undertaking to repay all advanced amounts if it is ultimately determined by final nonappealable judicial decision that such person is not entitled to be indemnified for those expenses. Such provisions may have the effect of preventing changes in our management.

         Our Certificate of Incorporation also contains a provision eliminating the liability of a director to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing lawsuits against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders.

         Additionally, we have entered into director indemnification agreements with all of our directors and our executive officers named in this prospectus providing for indemnification and advancement of expenses in connection with legal proceedings. We also maintain directors and officers liability insurance for our officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below.

          o Our Annual Report on Form 10-K for the year ended December 31, 2005, filed March 31, 2006, as amended on Form 10-K/A on April 27, 2006, and as amended on Form 10 K/A on June 9, 2006

          o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 16, 2006

          o    Our Current Report on Form 8-K filed June 9, 2006

          o    Our Current Report on Form 8-K filed March 27, 2006

          o    Our Current Report on Form 8-K filed March 21, 2006

          o    Our Definitive Proxy Statement on Schedule 14A filed April 12,
               2006

          o    Our Registration Statement on Form 8-A/A filed July 26, 2005

         A copy of these filings will be provided at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, upon request by writing or orally to E. Joseph Grady, Senior Vice President and Chief Financial Officer, at the following address: Crimson Exploration Inc., 480 N. Sam Houston Parkway, Suite 300, Houston, Texas 770760, telephone number (281) 820-1919. These filings may also be accessed on our web site, the address of which is www.crimsonexploration.com.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus have been passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas.

                                     EXPERTS

         The financial statements and schedule of Crimson Exploration Inc. and subsidiaries as of December 31, 2005 and 2004 and for the years then ended incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The consolidated statements of operations, stockholders' equity and cash flows of Crimson Exploration Inc. for the year ended December 31, 2003 have been incorporated by reference in this prospectus in reliance upon the report of Weaver and Tidwell, L.L.P., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

                            CRIMSON EXPLORATION INC.




                                16,548,837 Shares



                                  Common Stock





                                     , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the Securities and Exchange Commission Registration Fee.

SEC Registration Fee*...................................           $924
Legal Fees and Expenses.................................         40,000
Accounting Fees and Expenses............................         20,000
Miscellaneous...........................................          4,076
                                                            ------------
     Total..............................................        $65,000
                                                            ============

                      * The registration fee was paid in connection with the initial filing of the registration statement. No additional fee is required in connection with this post-effective amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees or agents, or persons serving in such capacity at the Registrant's request at another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, other than an action by or in the right of the Registrant, to which such director, officer, employee or agent may be a party, provided such person shall have acted in good faith and shall have reasonably believed that his conduct was in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the Registrant against a director, officer, employee or agent, the Registrant has the power to indemnify such director, officer, employee or agent for actual and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such suit (a) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and (b) if found liable to the Registrant, only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by the Registrant to directors, officers, employees or agents. The Delaware General Corporation law provides for mandatory indemnification of directors and officers where such director or officer is successful on the merits in the types of proceedings discussed above.

         The Certificate of Incorporation and Bylaws of the Registrant provides for mandatory indemnification of directors to the fullest extent authorized or permitted by applicable law. The right to indemnification is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition. Our Bylaws provide that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director in his capacity as a director or officer of the Registrant may be made only upon delivery to the Registrant of an undertaking to repay all advanced amounts if it is ultimately determined by final nonappealable judicial decision that such person is not entitled to be indemnified for those expenses.

         The Certificate of Incorporation of the Registrant also contains a provision eliminating the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

         The Registrant has obtained insurance on behalf of the Registrant and its directors and officers individually against certain liabilities. In addition, all of the Registrant's directors and executive officers have entered into director indemnification agreements with our predecessor providing for indemnification and advancement of expenses in connection with legal proceedings, and, furthermore, the terms of the agreements providing for the filing of this registration statement or inclusion of shares thereon by certain of the selling shareholders provide for cross-indemnification of the selling shareholders, on the one hand, and the Registrant, its directors and officers, on the other hand, for liabilities arising under the Securities Act of 1933 relating to this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES.

         As shown in the table that follows, during 2003, 2004 and 2005, we sold preferred stock convertible to Common Stock, and also issued shares of Common Stock, not registered under the Securities Act of 1933, as amended, and exempt under Section 4(2) of the Act. Unless otherwise noted in this Item, we believe that other issuances described in this Item would be private placements exempt under Section 4(2) of the Act due to the nature of each transaction, representations and warranties of such investors and/or the relationship of such investors with us and their knowledge of the company, except for conversions and exchanges of outstanding securities with our security holders referred to below, which we believe are exempt from registration pursuant to Section 3(a)(9) of Act. No underwriters were used, and no underwriting discounts or commissions were paid in connection with the sales.

                                                Shares/Exercise/
                                                  Underlying        Conversion
    Date           Security     Holder(s)            Shares            Price        Consideration
    ----           --------     ---------            ------            -----        -------------
  06/12/03        Preferred
                  Stock       Lender                  1,000,000        $ 1.00      Loan Penalty
  04/27/04        Preferred   Accredited
                  Stock       Investors              11,428,571         $ .35      $4,000,000
  01/10/05        Warrants    Lenders                    50,000        $ 0.01      $200,000 Loan
  01/21/05        Common
                  Stock       Lender                     29,100          N/A       Loan Extension
  01/21/05        Common      Preferred
                  Stock       Holders                   356,250          N/A       Settlement
  02/28/05        Preferred   Accredited
                  Stock       Investor               45,000,000         $ .90      $40,500,000
   2/28/05        Preferred   Accredited
                  Stock       Investor                2,857,143         $ .35      $ 1,500,000


         From July 15, 2002 to February 12, 2003, we issued promissory notes to two accredited investors in the total amount of $300,000, with interest at 8% per annum and warrants to purchase a total of 100,000 shares of our Common Stock at $.75 per share; a promissory note to one accredited investor in the total amount of $300,000 with an original interest rate of 8% that increased to 12% on January 1, 2003 and warrants to purchase 150,000 shares of our Common Stock at an exercise price of $.75 per share; and a promissory note to a director in the amount of $1,200,000, with interest at the prime rate and warrants to purchase 625,000 shares of our Common Stock at $.75 per share. In December 2002 we sold 9,000 shares of Series E Preferred Stock to a director for $800,000, the terms of which were amended on February 28, 2005 to provide for, among other things, a 6% rather than $30 annual dividend, which may be deferred until 2009 by us.

         On April 27, 2004, we completed an $18,000,000 financing package with new energy lenders, resulting in the return to the Company of 2,000 shares of Series F Preferred Stock with an aggregate liquidation preference of $1,000,000. This preferred stock, at the request of the Company, was transferred by the previous lender to a financial advisor to the Company and to two companies affiliated with two directors of the Company in satisfaction of Company obligations to them, and 140 of the 400 shares of Series F Preferred Stock held by the financial advisor were transferred to three investors. In October 2004, 60 shares of Series F Preferred Stock had converted into 30,000 shares of Common Stock. On December 22, 2004, 1,600 shares of Series F Preferred Stock held by three investors converted to 800,000 shares of Common Stock, and on March 11 and March 15, 2005, the remaining 340 shares of Series F Preferred Stock converted to 170,000 shares of Common Stock. We issued the new lenders warrants to purchase 2,035,621 shares of our Common Stock at an exercise price of $.01 per share, expiring in five years, and on April 1 and April 4, 2005, the warrants were exercised for an aggregate of 2,018,224 shares of Common Stock by "cashless" exercise.

         Simultaneously, GulfWest Oil & Gas Company completed the initial phase of a private offering of its Series A Preferred Stock for $4,000,000. As part of an advisory fee, we issued $500,000 of the Series A Preferred Stock to a financial advisor. One of our former directors acquired $1,500,000 of the Series A Preferred Stock. In October 2004, 50 shares of the Series A Preferred Stock had been exchanged by one investor for 71,428 shares of our Common Stock. By March 15, 2005, pursuant to a charter amendment, five holders holding 6,700 shares of Series A Preferred Stock had elected to exchange their shares of Series A Preferred Stock for Series H Preferred Stock, convertible into common stock on the same basis as the Series A Preferred Stock, and the remainder not previously exchanged had converted into 4,642,859 shares of Common Stock. One such holder affiliated with a director immediately elected, upon exchange of the Series A Preferred Stock for Series H Preferred Stock on February 28, 2005, to convert its 200 Series H shares to 285,715 shares of Common Stock, and on April 22, 2005 an additional 1,250 shares of Series H Preferred Stock converted into approximately 1.8 million shares of Common Stock.

         On January 7, 2005, we amended our April 2004 credit agreement to extend the target date for repayment to February 28, 2005. We exercised this option on January 26, 2005. We issued 29,100 shares of our Common Stock to our lender on February 15, 2005 in an exempt private placement in connection with this amendment.

         On January 21, 2005 we issued 356,250 shares of Common Stock to certain holders of the Series A Preferred Stock in settlement of a dispute regarding the terms of the Series A Preferred Stock.

         In January 2005, a current officer and another individual lent an aggregate of $200,000 to us, which was repaid in full on February 28, 2005. In connection with that loan we issued warrants to purchase 50,000 shares of our common stock; on March 22, 2005 one of the individuals exercised his warrants and received 20,000 shares of our Common Stock.

         On February 28, 2005, we sold in a private placement, 81,000 shares of our Series G Preferred Stock to OCM GW Holdings, LLC for an aggregate offering price of $40.5 million. In addition, GulfWest Oil & Gas Company issued, in a private placement, 2,000 shares of our Series A Preferred Stock, having a liquidation preference of $1.0 million, to OCM GW Holdings, LLC for $1.5 million, which by March 15, 2005 had been exchanged for 2,000 shares of Series H Preferred Stock pursuant to a charter amendment.

         At the June 1, 2005 meeting of the Company's board of directors, each non-employee director, B. James Ford, Skardon F. Baker, Lee B. Backsen and Lon McCain, in accordance with our director compensation plan, was granted a restricted stock award representing 17,045 shares of the Company's Common Stock. However, B. James Ford and Skardon F. Baker elected not to receive such awards and they were subsequently rescinded by the board of directors. On March 1, 2006, the Company's board of directors approved restricted stock awards representing 262,334 shares of our Common Stock to our executive officers.

          In connection with our acquisition of Core Natural Resources, Inc. in March 2006, we issued 3,235,624 shares of our Common Stock to six shareholders of the company. We also issued an additional 462,231 shares of Common Stock to a Core shareholder as consideration for the assignment of a 2% overriding royalty interest owned by that shareholder in the oil and gas leases.

ITEM 16 Exhibits and Financial Statement Schedules.

         (a) The following documents are filed as part of this Registration
             Statement:

                       Number        Description
                       ------        -----------

                       2.1           Agreement and Plan of Merger, dated March 14, 2006, among Crimson Exploration,
                                     Inc., Exploration Operating, Inc., Core Natural Resources, Inc. and its
                                     stockholders.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2005, File No. 000-21644 filed with the Commission on
                                     March 31, 2006.)

                       3.1           Certificate of Incorporation of the Registrant.  (Previously filed on our current report on Form 8-K filed July 5, 2005.)

                       3.2           Certificate of Designation, Preferences and Rights of Series D Preferred
                                     Stock.  (Previously filed on our current report on Form 8-K filed July 5,
                                     2005.)

                       3.3           Certificate of Designation, Preferences and Rights of Cumulative  Convertible
                                     Preferred Stock, Series E. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

                       3.4           Certificate of Designation, Preferences and Rights of Series G Convertible
                                     Preferred Stock.  (Previously filed on our current report on Form 8-K filed
                                     July 5, 2005.)

                       3.5           Certificate of Designation, Preferences and Rights of Series H Convertible
                                     Preferred Stock.  (Previously filed on our current report on Form 8-K filed
                                     July 5, 2005.)

                       3.6           Bylaws of the Registrant.  (Previously filed on our current report on Form 8-K filed July 5, 2005.)

                       4.1           Letter Agreement by and among GulfWest Energy Inc., a Texas corporation, GulfWest
                                     Oil & Gas Company and the investors listed on the signature page thereof, dated April
                                     22, 2004. (Previously filed with our Current Report on Form 8-K, dated April 29,
                                     2004 and filed with the Commission on May 10, 2004.)

                       4.2           Warrant Agreement made by and between GulfWest Energy Inc., and
                                     Highbridge/Zwirn Special Opportunities Fund, L.P., and Drawbridge Special
                                     Opportunities Fund LP, Grantees, dated and effective April 29, 2004.
                                     (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

                       4.3           Shareholders Rights Agreement between GulfWest Energy Inc. and OCM GW
                                     Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       4.4           Omnibus and Release Agreement among GulfWest Energy Inc., OCM GW Holdings, LLC and those signatories set forth on the signature page thereto, dated as of
                                     February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       4.5           Share Transfer Restriction Agreement between J. Virgil Waggoner and OCM GW
                                     Holdings, LLC, dated February 28, 2005.  (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       4.6           Irrevocable Proxy executed by J. Virgil Waggoner dated February 28, 2005.
                                     (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)



                       4.7           Exchange Agreement between GulfWest Energy Inc. and GulfWest Oil & Gas Company, dated
                                     February 28, 2005. (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the Commission on
                                     March 31, 2005.)

                       4.8           Letter Agreement among OCM GW Holdings, LLC, OCM Principal Opportunities Fund III,
                                     L.P., OCM Principal Opportunities Fund III GP, LLC, Oaktree Capital Management, LLC,
                                     GulfWest Energy Inc., GulfWest Oil & Gas Company and J. Virgil Waggoner dated
                                     February 28, 2005 (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the Commission on
                                     March 31, 2005.)

                       4.9           Subscription Agreement among OCM GW Holdings, LLC, Allan D. Keel and those individuals listed on the signature page thereto, dated February 28, 2005.
                                     (Previously filed with the Form 13D, Reg.No. 005-54301, filed with the Commission on
                                     March 10, 2005.)

                       4.10          First Amendment to Warrant Agreement among GulfWest Energy Inc., D.B. Zwirn
                                     Special Opportunities Fund, L.P. and Drawbridge Special Opportunities Fund,
                                     dated February 28, 2005.  (Previously filed with our Annual Report on Form
                                     10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)

                       4.11          Registration Rights Agreement, dated March 20, 2006, among Crimson Exploration
                                     Inc. and the stockholders of Core Natural Resources, Inc.  (Previously filed with our Annual Report on Form 10-K, as amended, for the year ended December
                                     31, 2005, File No. 000-21644 initially filed with the Commission on March 31,
                                     2006.)

                       5.1*          Opinion of Akin Gump Strauss Hauer & Feld LLP

                       10.1          Employment Agreement between Allan D. Keel and GulfWest Energy, Inc., dated
                                     February 28, 2005.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)

                       10.2          Employment Agreement between E. Joseph Grady and GulfWest Energy, Inc., dated
                                     February 28, 2005.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)

                       10.3          GulfWest Oil Company 1994 Stock Option and Compensation Plan, amended and restated as of April 1, 2001 and approved by the shareholders on May 18,
                                     2001.  (Previously filed with our Proxy Statement on Form DEF 14A, filed with the Commission on April 16, 2001.)

                       10.4          GulfWest Energy Inc. 2004 Stock Option Incentive Plan. (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No.
                                     001-12108, filed with the Commission on March 31, 2005.)

                       10.5          GulfWest Energy Inc. 2005 Stock Option Incentive Plan.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No.
                                     001-12108, filed with the Commission on March 31, 2005.)

                       10.6          Form of 2005 Stock Incentive Plan Stock Option Agreement.  (Previously filed with our Annual Report on Form 10-K, as amended, for the year ended December
                                     31, 2005, File No. 000-21644 initially filed with the Commission on March 31,
                                     2006.)

                       10.7          Form of Warrant Agreement.  (Previously filed with our Annual Report on Form
                                     10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)



                       10.8          Form of Indemnification Agreement for directors and officers. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July
                                     21, 2005.)

                       10.9          Letter Agreement among D.B. Zwirn Special Opportunities Fund, LP, GulfWest Oil & Gas
                                     Company, and Drawbridge Special Opportunities Fund, LP, dated January 7,
                                     2005. (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)

                       10.10         Series G Subscription Agreement between GulfWest Energy Inc. and OCM GW
                                     Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       10.11         Series A Subscription Agreement between GulfWest Oil & Gas Company and OCW GW
                                     Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       10.12         Letter Agreement between W.L. Addison Investment, L.L.C., GulfWest Energy
                                     Inc., and Setex Oil and Gas Company dated February 24, 2005 extending Option
                                     Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004.
                                     (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)

                       10.13         Letter Agreement between W.L. Addison Investment, L.L.C., GulfWest Energy
                                     Inc., and Setex Oil and Gas Company dated July 15, 2004 extending Option
                                     Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004.
                                     (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)

                       10.14*        Oil and Gas Property Acquisition, Exploration and Development Agreement with
                                     Summit Investment Group-Texas, L.L.C. effective December 1, 2001.

                       10.15*        Credit Facility between GulfWest Energy Inc. and Highbridge/Zwirn Special
                                     Opportunities Fund, L.P., and Drawbridge Special Opportunities Fund LP,
                                     Grantees, dated and effective April 29, 2004.

                       10.16*        Employment Agreement between Tracy Price and GulfWest Energy Inc., dated April
                                     1, 2005.

                       10.17*        Employment Agreement between Tommy Atkins and GulfWest Energy Inc.,  dated
                                     April 1, 2005.

                       10.18*        Employment Agreement between Jay S. Mengle and GulfWest Energy Inc., dated
                                     April 1, 2005.

                       10.19*        Employment Agreement between Thomas R. Kaetzer and GulfWest Energy Inc., dated
                                     April 1, 2005.

                       10.20*        Summary terms of June 2005 Director Compensation Plan.

                       10.21         Credit Agreement, dated July 15, 2005, among Crimson Exploration Inc., Wells
                                     Fargo,  N.A., as agent and a lender, and each lender from time to time a party thereto. (Previously filed with our Form 8-K,  Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

                       10.22         Form of director restricted stock grant. (Previously filed with our Form 8-K,
                                     Reg. No. 001-12108, filed with the Commission on July 21, 2005.)



                       10.23         First Amendment to Credit Agreement, dated as of March 6, 2006, among Crimson
                                     Exploration, Inc., Crimson Exploration Operating, Inc., LTW Pipeline Co., and
                                     Wells Fargo Bank, National Association. (Previously filed with our Annual
                                     Report on Form 10-K for the year ended December 31, 2005, File No. 000-21644 filed with the Commission on March 31, 2006.)

                       21.1**        Subsidiaries of the Registrant.
                       23.1          Consent of Akin Gump Strauss Hauer & Feld LLP.  (Included in Exhibit 5.1.)
                       23.2**        Consent of Grant Thornton LLP
                       23.3**        Consent of Weaver and Tidwell, L.L.P.
                       25*           Power of Attorney
                                     *  Previously Filed
                                     **Filed Herewith

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               S I G N A T U R E S

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 8th day of June 2006.

                                CRIMSON EXPLORATION INC.

                                By:  /s/ Allan D. Keel
                                     -------------------------------------------
                                     Allan D. Keel, President and Chief
                                     Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.


Signature                                Title                                    Date

/s/ Allan D. Keel                        President, Chief Executive
---------------------------------        Officer and Director                     June 8, 2006
Allan D. Keel

/s/ E. Joseph Grady                      Senior Vice President and Chief
---------------------------------        Financial Officer                        June 8, 2006
E. Joseph Grady

/s/ Richard L. Creel                     Vice President of Finance and
---------------------------------        Controller                               June 8, 2006
Richard L. Creel

/s/ B. James Ford*                       Director                                 June 8, 2006
---------------------------------
B. James Ford

/s/ Skardon F. Baker*                    Director                                 June 8, 2006
---------------------------------
Skardon F. Baker

/s/ Lee B. Backsen*                      Director                                 June 8, 2006
---------------------------------
Lee B. Backsen

/s/ Lon McCain*                          Director                                 June 8, 2006
Lon McCain

*By:/s/ Allan D. Keel
    ----------------
   Allen D. Keel
   Attorney-in-fact
   pursuant to a power of
   attorney previously filed

                                Index to Exhibits

     The following documents are filed as part of this Registration Statement:

                       Number        Description
                       ------        -----------

                       2.1           Agreement and Plan of Merger, dated March 14, 2006, among Crimson Exploration,
                                     Inc., Exploration Operating, Inc., Core Natural Resources, Inc. and its
                                     stockholders.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2005, File No. 000-21644 filed with the Commission on
                                     March 31, 2006.)

                       3.1           Certificate of Incorporation of the Registrant.  (Previously filed on our current report on Form 8-K filed July 5, 2005.)

                       3.2           Certificate of Designation, Preferences and Rights of Series D Preferred
                                     Stock.  (Previously filed on our current report on Form 8-K filed July 5,
                                     2005.)

                       3.3           Certificate of Designation, Preferences and Rights of Cumulative  Convertible
                                     Preferred Stock, Series E. (Previously filed on our current report on Form 8-K filed July 5, 2005.)

                       3.4           Certificate of Designation, Preferences and Rights of Series G Convertible
                                     Preferred Stock.  (Previously filed on our current report on Form 8-K filed
                                     July 5, 2005.)

                       3.5           Certificate of Designation, Preferences and Rights of Series H Convertible
                                     Preferred Stock.  (Previously filed on our current report on Form 8-K filed
                                     July 5, 2005.)

                       3.6           Bylaws of the Registrant.  (Previously filed on our current report on Form 8-K filed July 5, 2005.)

                       4.1           Letter Agreement by and among GulfWest Energy Inc., a Texas corporation, GulfWest
                                     Oil & Gas Company and the investors listed on the signature page thereof, dated April
                                     22, 2004. (Previously filed with our Current Report on Form 8-K, dated April 29,
                                     2004 and filed with the Commission on May 10, 2004.)

                       4.2           Warrant Agreement made by and between GulfWest Energy Inc., and
                                     Highbridge/Zwirn Special Opportunities Fund, L.P., and Drawbridge Special
                                     Opportunities Fund LP, Grantees, dated and effective April 29, 2004.
                                     (Previously filed with our Current Report on Form 8-K dated April 29, 2004 and filed with the Commission on May 10, 2004.)

                       4.3           Shareholders Rights Agreement between GulfWest Energy Inc. and OCM GW
                                     Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       4.4           Omnibus and Release Agreement among GulfWest Energy Inc., OCM GW Holdings, LLC and those signatories set forth on the signature page thereto, dated as of
                                     February 28, 2005. (Previously filed with the Form 13D, Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       4.5           Share Transfer Restriction Agreement between J. Virgil Waggoner and OCM GW
                                     Holdings, LLC, dated February 28, 2005.  (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       4.6           Irrevocable Proxy executed by J. Virgil Waggoner dated February 28, 2005.
                                     (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)



                       4.7           Exchange Agreement between GulfWest Energy Inc. and GulfWest Oil & Gas Company, dated
                                     February 28, 2005. (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the Commission on
                                     March 31, 2005.)

                       4.8           Letter Agreement among OCM GW Holdings, LLC, OCM Principal Opportunities Fund III,
                                     L.P., OCM Principal Opportunities Fund III GP, LLC, Oaktree Capital Management, LLC,
                                     GulfWest Energy Inc., GulfWest Oil & Gas Company and J. Virgil Waggoner dated
                                     February 28, 2005 (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the Commission on
                                     March 31, 2005.)

                       4.9           Subscription Agreement among OCM GW Holdings, LLC, Allan D. Keel and those individuals listed on the signature page thereto, dated February 28, 2005.
                                     (Previously filed with the Form 13D, Reg.No. 005-54301, filed with the Commission on
                                     March 10, 2005.)

                       4.10          First Amendment to Warrant Agreement among GulfWest Energy Inc., D.B. Zwirn
                                     Special Opportunities Fund, L.P. and Drawbridge Special Opportunities Fund,
                                     dated February 28, 2005.  (Previously filed with our Annual Report on Form
                                     10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)

                       4.11          Registration Rights Agreement, dated March 20, 2006, among Crimson Exploration
                                     Inc. and the stockholders of Core Natural Resources, Inc.  (Previously filed with our Annual Report on Form 10-K, as amended, for the year ended December
                                     31, 2005, File No. 000-21644 initially filed with the Commission on March 31,
                                     2006.)

                       5.1*          Opinion of Akin Gump Strauss Hauer & Feld LLP

                       10.1          Employment Agreement between Allan D. Keel and GulfWest Energy, Inc., dated
                                     February 28, 2005.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)

                       10.2          Employment Agreement between E. Joseph Grady and GulfWest Energy, Inc., dated
                                     February 28, 2005.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)

                       10.3          GulfWest Oil Company 1994 Stock Option and Compensation Plan, amended and restated as of April 1, 2001 and approved by the shareholders on May 18,
                                     2001.  (Previously filed with our Proxy Statement on Form DEF 14A, filed with the Commission on April 16, 2001.)

                       10.4          GulfWest Energy Inc. 2004 Stock Option Incentive Plan. (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No.
                                     001-12108, filed with the Commission on March 31, 2005.)

                       10.5          GulfWest Energy Inc. 2005 Stock Option Incentive Plan.  (Previously filed with our Annual Report on Form 10-K for the year ended December 31, 2004, File No.
                                     001-12108, filed with the Commission on March 31, 2005.)

                       10.6          Form of 2005 Stock Incentive Plan Stock Option Agreement.  (Previously filed with our Annual Report on Form 10-K, as amended, for the year ended December
                                     31, 2005, File No. 000-21644 initially filed with the Commission on March 31,
                                     2006.)

                       10.7          Form of Warrant Agreement.  (Previously filed with our Annual Report on Form
                                     10-K for the year ended December 31, 2004, File No. 001-12108, filed with the
                                     Commission on March 31, 2005.)



                       10.8          Form of Indemnification Agreement for directors and officers. (Previously filed with our Form 8-K, Reg. No. 001-12108, filed with the Commission on July
                                     21, 2005.)

                       10.9          Letter Agreement among D.B. Zwirn Special Opportunities Fund, LP, GulfWest Oil & Gas
                                     Company, and Drawbridge Special Opportunities Fund, LP, dated January 7,
                                     2005. (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)

                       10.10         Series G Subscription Agreement between GulfWest Energy Inc. and OCM GW
                                     Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       10.11         Series A Subscription Agreement between GulfWest Oil & Gas Company and OCW GW
                                     Holdings, LLC dated February 28, 2005. (Previously filed with the Form 13D,
                                     Reg. No. 005-54301, filed with the Commission on March 10, 2005.)

                       10.12         Letter Agreement between W.L. Addison Investment, L.L.C., GulfWest Energy
                                     Inc., and Setex Oil and Gas Company dated February 24, 2005 extending Option
                                     Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004.
                                     (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)

                       10.13         Letter Agreement between W.L. Addison Investment, L.L.C., GulfWest Energy
                                     Inc., and Setex Oil and Gas Company dated July 15, 2004 extending Option
                                     Agreement for the Purchase of Oil and Gas Leases dated March 5, 2004.
                                     (Previously filed with our Annual Report on Form 10-K for the year ended
                                     December 31, 2004, File No. 001-12108, filed with the Commission on March 31,
                                     2005.)

                       10.14*        Oil and Gas Property Acquisition, Exploration and Development Agreement with
                                     Summit Investment Group-Texas, L.L.C. effective December 1, 2001.

                       10.15*        Credit Facility between GulfWest Energy Inc. and Highbridge/Zwirn Special
                                     Opportunities Fund, L.P., and Drawbridge Special Opportunities Fund LP,
                                     Grantees, dated and effective April 29, 2004.

                       10.16*        Employment Agreement between Tracy Price and GulfWest Energy Inc., dated April
                                     1, 2005.

                       10.17*        Employment Agreement between Tommy Atkins and GulfWest Energy Inc.,  dated
                                     April 1, 2005.

                       10.18*        Employment Agreement between Jay S. Mengle and GulfWest Energy Inc., dated
                                     April 1, 2005.

                       10.19*        Employment Agreement between Thomas R. Kaetzer and GulfWest Energy Inc., dated
                                     April 1, 2005.

                       10.20*        Summary terms of June 2005 Director Compensation Plan.

                       10.21         Credit Agreement, dated July 15, 2005, among Crimson Exploration Inc., Wells
                                     Fargo,  N.A., as agent and a lender, and each lender from time to time a party thereto. (Previously filed with our Form 8-K,  Reg. No. 001-12108, filed with the Commission on July 21, 2005.)

                       10.22         Form of director restricted stock grant. (Previously filed with our Form 8-K,
                                     Reg. No. 001-12108, filed with the Commission on July 21, 2005.)



                       10.23         First Amendment to Credit Agreement, dated as of March 6, 2006, among Crimson
                                     Exploration, Inc., Crimson Exploration Operating, Inc., LTW Pipeline Co., and
                                     Wells Fargo Bank, National Association. (Previously filed with our Annual
                                     Report on Form 10-K for the year ended December 31, 2005, File No. 000-21644 filed with the Commission on March 31, 2006.)

                       21.1**        Subsidiaries of the Registrant.
                       23.1          Consent of Akin Gump Strauss Hauer & Feld LLP.  (Included in Exhibit 5.1.)
                       23.2**        Consent of Grant Thornton LLP
                       23.3**        Consent of Weaver and Tidwell, L.L.P.
                       25*           Power of Attorney
                                     *  Previously Filed
                                     **Filed Herewith